TRANSFER AGENCY AND SERVICE AGREEMENT

                                                                November 1, 2005

Boston Financial Data Services, Inc.
1250 Hancock Street
Suite 300N
Quincy, Massachusetts 02169

Dear Ladies and Gentlemen:

                  In accordance with Article 17 of the Transfer Agency and Service Agreement, dated February 1, 2001 (the "Agreement"), between Credit Suisse Opportunity Funds (the "Trust") and Boston Financial Data Services, Inc. ("BFDS"), the Trust hereby notifies BFDS of the Trust's desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund --Aggressive, each a series of shares of beneficial interest of the Trust.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                             Very truly yours,

                                             CREDIT SUISSE OPPORTUNITY FUNDS

                                         By: /s/ J. Kevin Gao
                                             -----------------------------------
                                             Name:  J. Kevin Gao
                                             Title: Vice President and Secretary

Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
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     Name:
     Title: